Bear Stearns Series 2005-AQ1
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
I-A-1	25,705,166.02	699,750.43	13,794,833.98
I-A-2	0	879,735.70	35,001,000.00
I-A-3	0	355,461.53	13,256,000.00
II-A-1	38,286,332.77	2,654,609.54	81,293,667.23
II-A-2	9,571,583.20	670,702.90	20,323,416.80
M-1	0	619,845.14	22,886,000.00
M-2	0	449,776.10	15,784,000.00
M-3	0	119,705.15	4,104,000.00
M-4	0	141,503.74	4,262,000.00
M-5	0	147,233.77	4,262,000.00
M-6	0	166,024.92	4,419,000.00